pingtan marine enterprise LTD. Reports FINANCIAL RESULTS

for the FIRST quarter ended MARCH 31, 2014

Company to Hold Conference Call on Thursday, May 8, 2014, at 8:30 AM ET

Company Reiterates 2014 net income guidance of between $80 and $85 million

FUZHOU, China, May 7, 2014 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”) a global fishing company based in the People’s Republic of China (PRC), today announced its financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights (all results are compared to prior year period)

•	Revenue from continuing operations (“fishing business”) increased 233.4% to $65.6 million from $19.7 million, primarily due to increases in sales volume and unit selling price.

•	Gross profit increased 347.1% to $24.0 million from $5.4 million, and gross margin was 36.7% compared to 27.3%, due to an increase in unit selling price, change in product mix and tighter control on cost of revenue.

•	Net income from the fishing business increased 393.1% to $21.7 million, or $0.27 per diluted share, from $4.4 million, or $0.06 per diluted share.

First Quarter 2014 Operation Highlights

•	In January 2014, the Company entered into a strategic cooperation framework with China Co-op (Hainan) Industry Development Co., Ltd. As part of this agreement, the two companies will jointly construct a fish processing plant and the Company’s fishing products will then be sold to China Co-op's numerous supermarket locations across China.

•	During the first quarter of 2014, the 66 fishing vessels the Company added in June and September 2013 operated at full capacity after a run-in period on water.

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “We are pleased to have achieved significant growth in revenue and net income during the first quarter of 2014, which was a positive result from our fleet expansion plan implemented throughout 2013.  We expect to increase our production during 2014 to take advantage of a steadily increasing consumer demand in China. In December 2013, we further expanded our fleet to 126 vessels with the addition of the 25-year exclusive operating license rights for 20 new fishing drifters. These vessels completed their initial run-in period (vessels placed into sea for testing), are fully licensed to fish in Indian and Indonesian waters, and are now operating at full capacity. At full operation, each of our vessels are capable of harvesting 900 to 1,000 tons of fish. We expect that the expansions of our fleet will continue to increase our fish harvest volume and revenue. We are also excited about the strategic cooperation with China Co-op and anticipated to work jointly on the construction of a fish processing plant in the coming months. Our management remains dedicated to delivering on our financial goals for the year while also leveraging a strong infrastructure for growth well into the future."

Pingtan Marine Enterprise, Ltd.	Page 2
May 7, 2014

First Quarter 2014 Selected Financial Highlights (A)

($ in millions, except per share data)	Three Months ended March 31,
	2014	2013
Fishing Business (continuing operations)
Revenue	$65.6	$19.7
Cost of Revenue	41.5	14.3
Gross Profit	24.0	5.4
Gross Profit Margin	36.7%	27.3%
Net Income from Fishing Business	21.7	4.4
Basic and Diluted Weighted Average Shares	79.1	79.1
EPS (from continuing operations)(in $)	$0.27	$0.06

Balance Sheet Highlights

	3/31/2014 (Unaudited)	12/31/2013 (Audited)
Cash and Cash Equivalents	$26.0	$8.2
Total Current Assets	55.2	28.8
Total Assets	377.4	357.9
Total Current Liabilities	52.8	51.2
Total Long-term Debt, net of current portion	52.0	54.5
Total Liabilities	104.7	105.7
Shareholders’ Equity	272.7	252.2
Total Liabilities and Shareholders’ Equity	377.4	357.9
Book Value Per Share (in $)	$3.45	$3.19

(A)	Represents the consolidation retrospectively restated as if Pingtan Marine Enterprise Ltd. (formerly known as China Growth Equity Investment Ltd.) completed its merger with China Dredging Group Co., Ltd. and the share purchase of Merchant Supreme Co., Ltd. on January 1, 2013 rather than on February 25, 2013.

Consolidated Financial and Operating Review

Revenues

Revenues from the fishing business, sales of frozen fish and other marine catches for the three months ended March 31, 2014, increased by 233.4% to $65.6 million from $19.7 million for the same period in 2013. The increase was primarily due to higher sales volume as a result of the addition of vessels acquired in the past twelve months, in addition to increases in unit selling price.

Gross Margin

The Company’s gross margin for its fishing business increased to 36.7% for the three months ended March 31, 2014, from 27.3% in the prior year period. The increase was the result of an increase in unit selling price, change in product mix and a tighter control on cost of revenue.

Selling, General & Administrative Expenses

For the three months ended March 31, 2014, total selling, general and administrative expenses for the fishing business was $1.3 million, or 2.0% of revenue, compared to $0.5 million, or 2.5% of revenue, in the prior year period.

Pingtan Marine Enterprise, Ltd.	Page 3
May 7, 2014

Net Income

Net income from the fishing business for the three months ended March 31, 2014 was $21.7 million, or $0.27 per basic and diluted share, compared to $4.4 million, or $0.06 per basic and diluted share, in the same period of 2013. The increase was primarily due to the same reasons described above.

Outlook for 2014

Based on its current fleet capacity, strong demand for fishing products in China and continued efforts in building market share, the Company reiterates the 2014 net income guidance of between $80 and $85 million.

Conference Call Details

Pingtan also announced that it will discuss financial results in a conference call on Tuesday, May 8, 2014, at 8:30 AM ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-0310
Live Participant Dial In (International):	201-493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page, or go to: http://ptmarine.equisolvewebcast.com/q1-2014. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Pingtan Marine

Pingtan is a global fishing company, engaging in ocean fishing through its wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing. Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS:

The Equity Group Inc.

Katherine Yao, Associate

86 10 6587 6435

kyao@equityny.com

Pingtan Marine Enterprise, Ltd.	Page 4
May 7, 2014

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(IN U.S. DOLLARS)

	For the Three Months Ended March 31,

	2014	2013 (A)

Revenue	$65,582,952	$19,669,476

Cost of revenue	(41,541,994)	(14,292,134)

Gross profit	24,040,958	5,377,342

Selling and marketing expenses	(670,951)	(194,688)

General and administrative expenses	(620,915)	(301,342)

Operating income	22,749,092	4,881,312

Other income/(expense)
Interest income	3,424	1,096
Interest expenses	(1,372,941)	(685,377)
Subsidy income	524,421	35,387
Sundry income	89	2,003
(Loss)/Gain on foreign exchange, net	(223,233)	207,984
Total other expense	(1,068,240)	(438,907)

Income from continuing operations before income taxes	21,680,852	4,442,405

Income tax expense	-	-

Net income from continuing operations	21,680,852	4,442,405

Net income from discontinued operations, net of income tax expense	-	9,340,136

Consolidated net income	$21,680,852	$13,782,541

Basic and diluted earnings per share
From continuing operations	$0.27	$0.06
From discontinued operations	-	0.11
Net income	$0.27	$0.17

Weighted average number of ordinary shares outstanding
- Basic and diluted	79,055,053	79,055,053

(A)	Represents the consolidation retrospectively restated as if Pingtan Marine Enterprise Ltd. (formerly known as China Growth Equity Investment Ltd.) completed its merger with China Dredging Group Co., Ltd. and the share purchase of Merchant Supreme Co., Ltd. on January 1, 2013 rather than on February 25, 2013.

Pingtan Marine Enterprise, Ltd.	Page 5
May 7, 2014

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN U.S. DOLLARS)

	March 31, 2014	December 31, 2013
	(Unaudited)	(A)

Assets
Current assets
Cash	$26,039,273	$8,156,599
Accounts receivable	16,601,060	9,133,130
Inventories	11,790,469	9,095,736
Prepaid expenses and deposits	719,383	2,380,874
Other receivables	1,874	11,665
Total current assets	55,152,059	28,778,004

Other assets
Other receivables	1,181,681	1,213,440
Long-term investment	3,378,161	3,468,953
Prepaid fixed asset deposits	-	1,928,700
Prepaid operating license rights	213,220,339	215,381,356
Property, plant and equipment, net	104,451,702	107,178,269
Total other assets	322,231,883	329,170,718

Total assets	$377,383,942	$357,948,722

Liabilities and equity
Current liabilities
Accounts payable - third parties	$2,489,257	$2,184,964
- related parties	9,051,769	13,807,605
Receipt in advance	-	297,034
Short-term loans	10,808,850	9,085,353
Long-term loans - current portion	24,535,905	20,252,077
Accrued liabilities and other payables	3,542,520	3,851,047
Advance from a director	650,000	-
Deferred income	1,688,115	1,733,485
Total current liabilities	52,766,416	51,211,565

Pingtan Marine Enterprise, Ltd.	Page 6
May 7, 2014

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED) (CONTINUED)

(IN U.S. DOLLARS)

	March 31, 2014	December 31, 2013
	(Unaudited)	(A)
Other liabilities
Long-term loans, net of current portion	51,959,333	54,499,727
Total other liabilities	51,959,333	54,499,727
Total liabilities	104,725,749	105,711,292

Shareholders' equity
Ordinary shares, 225,000,000 shares authorized
with $0.001 per share; 79,055,053 shares issued and
outstanding as of March 31, 2014 and December 31, 2013	79,055	79,055
Statutory reserves	22,410,773	22,410,773
Retained earnings	221,022,364	199,341,512
Accumulated other comprehensive income	29,146,001	30,406,090
Total shareholders' equity	272,658,193	252,237,430

Total liabilities and shareholders' equity	$377,383,942	$357,948,722

(A)	Represents the consolidation retrospectively restated as if Pingtan Marine Enterprise Ltd. (formerly known as China Growth Equity Investment Ltd.) completed its merger with China Dredging Group Co., Ltd. and the share purchase of Merchant Supreme Co., Ltd. on January 1, 2013 rather than on February 25, 2013.

Pingtan Marine Enterprise, Ltd.	Page 7
May 7, 2014

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN U.S. DOLLARS)

	For the Three Months Ended March 31,
	2014	2013 (A)

Cash flows from operating activities
Net income	$21,680,852	$13,782,541
Discontinued operations, net of tax	-	(9,340,136)
Income from continuing operations	21,680,852	4,442,405

Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation of property, plant and equipment	1,004,698	760,401
Amortization of operating license rights	2,161,017	-

Changes in operating assets and liabilities
Accounts receivable	(7,802,740)	9,300,852
Inventories	(2,969,237)	(527,208)
Prepaid expenses and deposits	1,619,089	392,674
Other receivables	9,603	(7,587,081)
Accounts payable - third parties	365,972	2,250,318
- related parties	(4,449,061)	5,280,689
Receipt in advance - third parties	(292,855)	417,066
- related parties	-	(7,964,540)
Accrued liabilities and other payables	(999,575)	641,562
Net cash provided by operating activities from continuing operations	10,327,763	7,407,138

Cash flows from investing activities
Proceeds from deferred income	-	9,401,148
Purchase of property, plant and equipment	(299,428)	(12,868,150)
Refunds from fixed assets deposits	1,901,560	-
Advance to related parties	-	(9,125,403)
Net cash provided by/(used in) investing activities from continuing operations	1,602,132	(12,592,405)

Cash flows from financing activities
Proceeds from short-term loans	8,707,682	9,727,422
Repayment of short-term loans	(6,722,024)	(23,259,126)
Proceeds from long-term loans	3,745,867	-
Advance from a director	650,000	-
Advance from related parties	-	17,609,551
Net cash provided by financing activities from continuing operations	6,381,525	4,077,847

Pingtan Marine Enterprise, Ltd.	Page 8
May 7, 2014

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (CONTINUED)

(IN U.S. DOLLARS)

	For the Three Months Ended March 31,
	2014	2013 (A)

Cash flow from discontinued operations
Net cash provided by operating activities from discontinued operations	-	24,068,420
Net cash provided by investing activities from discontinued operations	-	2,405,595
Net cash provided by financing activities from discontinued operations	-	5,017,690
Net cash provided by discontinued operations	-	31,491,705

Net increase in cash	18,311,420	30,384,285

Effect of exchange rate	(428,746)	235,221

Cash at the beginning of period (1)	8,156,599	175,488,715

Cash at the end of period (2)	$26,039,273	$206,108,221

Supplemental disclosure of cash flow information:

Cash paid:
Interest paid	$1,641,419	$685,377

Supplemental disclosure of non-cash transaction eliminated in above:

Payable for purchase of ship equipment	$784,825	$-

Proceeds from deferred income	$-	$7,550,451

Deposit on setting up Joint Venture netted of
accounts payable - related party	$-	$6,090,302

(1)	Includes cash and cash equivalents of discontinued operations of $nil and $168,627,930 at the beginning of the year in 2014 and 2013, respectively.
(2)	Includes cash and cash equivalents of discontinued operations of $nil and $200,247,921 as of March 31, 2014 and 2013, respectively.
(A)	Represents the consolidation retrospectively restated as if Pingtan Marine Enterprise Ltd. (formerly known as China Growth Equity Investment Limited) completed its merger with China Dredging Group Co., Ltd. and the share purchase of Merchant Supreme Co., Ltd. on January 1, 2013 rather than on February 25, 2013.